Exhibit 10.1

AMENDMENT NO. 1 TO EXCHANGE AGREEMENT

This AMENDMENT NO. 1, dated as of June 22, 2009 (this “Amendment”), between E*TRADE Financial Corporation, a Delaware corporation (the “Company”), and Citadel Equity Fund Ltd., a Cayman Islands company (together with any of its permitted assignees pursuant to the Exchange Agreement, “CEFL”) amends that certain Exchange Agreement, dated as of June 17, 2009 (the “Exchange Agreement”), between the Company and CEFL.

RECITALS

WHEREAS, the Company and CEFL are parties to the Exchange Agreement; and

WHEREAS, Section 6.8 of the Exchange Agreement provides that the Exchange Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the Company and CEFL executed in the same manner as the Exchange Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and in the Exchange Agreement, the parties agree as follows:

ARTICLE I

AMENDMENTS

1.1 Offer Document; Exhibit B.   CEFL and the Company hereby agree that the Offer to Exchange attached as Exhibit B to this Amendment shall be the Offer Document as defined in the Exchange Agreement.

1.2 Amendment to Section 1.1.  The following definition is added to Section 1.1 after the definition of “Exchange Offer”:

““Failed Exchange Offer Consent Fee” shall have the meaning set forth in Section 4.10(c).”

1.3 Amendment to Section 4.10(a).  The first sentence of Section 4.10(a) of the Exchange Agreement is hereby amended and restated in its entirety as follows:

“The Company shall commence the Exchange Offer on June 22, 2009.”

1.4 Amendment to Section 4.10(b).  The first and second sentences of Section 4.10(b) of the Exchange Agreement are hereby amended and restated in their entirety and a new third sentence is added as follows:

“The Early Tender Period shall expire at 12:00 midnight New York City time on July 1, 2009, or such later date as set by the Company with CEFL’s prior written consent (the “Early

Tender Period”).  At or around 6:00 p.m. New York City time on the day the Early Tender Period expires, the Company shall make a preliminary public announcement of the aggregate principal amount of 2011 Notes and Springing Lien Notes tendered, and not withdrawn, during the Early Tender Period up to the time of such announcement.  Following such announcement, the Company shall, if requested by any holder tendering 2011 Notes and/or Springing Lien Notes or delivering notices of guaranteed delivery in respect thereof after such announcement and prior to the expiration of the Early Tender Period, promptly confirm receipt of such tenders or notices, as applicable, to such holder.”

1.5 Amendment to Section 4.10(c).  Section 4.10(c) of the Exchange Agreement is hereby amended and restated in its entirety as follows:

“The Company shall use its reasonable best efforts to solicit and obtain valid and binding consents from (i) all holders of Springing Lien Notes approving the Company’s proposals to (x) amend the definition of “Change of Control” in the indenture governing the Springing Lien Notes to make clause (1) of such definition consistent with the analogous provision in the indentures relating to the 2011 Notes and the Company’s 7.375% Senior Notes due 2013 and 7.875% Notes due 2015; provided, that if the Company does not receive such consent, the amount of Springing Lien Notes that may be exchanged by CEFL in the Exchange Offer shall be limited as set forth in the Offer Document such that, following the Closing, CEFL and its Affiliates shall not own more than 49.9% of the fully diluted Common Stock of the Company (assuming full conversion of all Convertible Debentures held by CEFL and its Affiliates whether or not such Convertible Debentures can be converted pursuant to their terms) and (y) amend the “Limitation of Restricted Payments” covenant in the in the indenture governing the Springing Lien Notes to exempt any payment of dividends on any preferred stock issued to the United States Treasury, or any redemption or repurchase of any preferred stock or any warrants issued to the United States Treasury with the proceeds of certain qualifying issuances of capital stock, in each case, pursuant to a CPP Transaction and (ii) all holders of 2011 Notes approving the Company’s proposal to amend the “Limitation of Restricted Payments” covenant in the indenture governing the 2011 Notes to exempt any payment of dividends on any preferred stock issued to the United States Treasury, or any redemption or repurchase of any preferred stock or any warrants issued to the United States Treasury with the proceeds of certain qualifying issuances of capital stock, in each case, pursuant to a CPP Transaction.  The Company shall pay, in accordance with the terms and conditions set forth in the Offer Document, to each holder of 2011 Notes and/or Springing Lien Notes who validly delivers and does not revoke a consent to the amendments contemplated by this Section 4.10(c) prior to the expiration of the Early Tender Period, a cash payment equal to $5.00 for each $1,000 in principal amount of 2011 Notes or Springing Lien Notes in respect of which such consent has been validly delivered (the “Consent Fee”); provided, however, all holders who tender Springing Lien Notes and 2011 Notes in the Exchange Offer shall be deemed to have consented to the amendments contemplated by this Section 4.10(c) and to have waived the Consent Fee with respect to all 2011 Notes and Springing Lien Notes tendered by such holders in the Exchange Offer; and provided, further, that if (i) the Company has paid the Consent Fee in respect of which consents have been delivered and (ii) the Exchange Offer has not been consummated on prior to October 31, 2009 or this Agreement has been earlier terminated in accordance with its terms, then the Company shall pay to each holder of 2011 Notes and/or Springing

Lien Notes that validly tendered 2011 Notes and/or Springing Lien Notes in the Exchange Offer (including, for the avoidance of doubt, CEFL) an amount in cash equal to the Consent Fee for each $1,000 in principal amount of 2011 Notes or Springing Lien Notes that have been validly tendered by such holder in the Exchange Offer, notwithstanding that tendered 2011 Notes and Springing Lien Notes have not been accepted by the Company in the Exchange Offer by reason of the failure of the Exchange Offer to be consummated (the “Failed Exchange Offer Consent Fee”).  Unless this Agreement has been terminated pursuant to Section 5.1, CEFL hereby agrees that it shall affirmatively consent by tendering the CEFL Exchanged Notes held by it, and cause each of its respective Affiliates who are holders of 2011 Notes or Springing Lien Notes to consent by tendering the CEFL Exchanged Notes held by it, to the amendments contemplated by this Section 4.10(c).  CEFL hereby agrees to waive the Consent Fee with respect to its 2011 Notes and Springing Lien Notes, whether or not such Notes are tendered in the Exchange Offer; provided, however, that CEFL shall receive the Failed Exchange Offer Consent Fee if such fee is payable.  Unless this agreement has been terminated pursuant to Section 5.1, CEFL hereby agrees that it shall, and shall cause its Affiliates who are holders of 2011 Notes or Springing Lien Notes to, affirmatively consent to the amendments contemplated by this Section 4.10(c) by submitting consents in respect of all 2011 Notes and Springing Lien Notes such that CEFL shall have ensured that more than 50% of the 2011 Notes and the Springing Lien Notes have submitted consents.  At such time as CEFL shall have satisfied its obligations with respect to the consents contemplated by this Section 4.10(c), CEFL shall be permitted to freely transfer, sell or assign any Springing Lien Notes not tendered.”

ARTICLE II

MISCELLANEOUS

2.1 Effect of Amendment.  Except as expressly set forth herein, the Exchange Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Exchange Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Exchange Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Exchange Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

2.2 Waiver of Notice.  The Company and CEFL hereby waive any notice requirement with respect to each other under the Exchange Agreement, if any, pertaining to the matters covered by this Amendment.

2.3 Counterparts and Facsimile.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.  Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

2.4 Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of New York.

2.5 Headings.  The headings of Articles and Sections contained in this Amendment are for reference purposes only and are not part of this Amendment.

2.6 Severability.  If any provision of this Amendment is determined to be invalid, illegal or unenforceable, the remaining provisions of this Amendment shall remain in full force and effect; provided that the economic and legal substance of any of the Transactions is not affected in any manner materially adverse to any party.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Amendment to fulfill as closely as possible the original intent and purpose hereof.  To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

2.7 Definitions.  Capitalized terms used by not defined herein shall have the respective meanings ascribed to them in the Exchange Agreement.

*  *  *

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Donald H. Layton
	Name:	Donald H. Layton
	Title:	Chairman and Chief Executive Officer

CITADEL EQUITY FUND LTD.

By:	Citadel Advisors LLC, its Portfolio Manager

By:	/s/ John Nagel
	Name:	John Nagel
	Title:	Authorized Signatory

Exhibit B

Offer Document